Exhibit 99.2

Contacts:	James K. Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY ANNOUNCES FILING OF REGISTRATION STATEMENT FOR

PROPOSED dELiA*s, INC. SPINOFF AND $20 MILLION SUBSCRIPTION RIGHTS OFFERING

New York, NY – September 7, 2005 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company primarily targeting the Generation Y population, today announced that its wholly-owned subsidiary, dELiA*s, Inc., has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (SEC) relating to the proposed spinoff of dELiA*s, Inc. and the $20 million subscription rights offering for dELiA*s, Inc. common stock that dELiA*s, Inc. intends to commence shortly following the spinoff. dELiA*s, Inc. conducts all of Alloy, Inc.’s direct marketing and retail store operations. In the spinoff, each Alloy, Inc. shareholder will receive one share of dELiA*s, Inc. common stock for every two shares of Alloy, Inc. common stock held on a to be determined record date. The exercise price in the subscription rights offering has not been established, but will be based on a $175 million pre-money valuation for dELiA*s, Inc.

Copies of the preliminary prospectus relating to these securities may be obtained, when they become available, from Edward Taffet, dELiA*s, Inc.’s General Counsel. Mr. Taffet can be reached at 435 Hudson Street, New York, New York 10014, telephone (212) 807-9060 or by email at spinoff@delias.com. It is anticipated that the spinoff will be effective by the end of the fourth quarter of our fiscal year ending January 31, 2006 and that the distribution of the subscription rights will commence approximately one to two weeks after the spinoff.

The registration statement relating to dELiA*s, Inc. common stock and subscription rights has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alloy, Inc.

Alloy, Inc. is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Through Alloy Media + Marketing, Alloy, Inc.’s media and marketing services unit, marketers can connect with the Generation Y audience through a host of advertising and marketing programs incorporating Alloy, Inc.’s media and marketing assets such as direct mail catalogs, college and high school newspapers, websites, school-based media boards, college guides, and sponsored on- and off-campus events. For further information regarding Alloy, Inc. please visit our website (www.alloyinc.com) and click on “Investor Relations”.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands - dELiA*s, Alloy and CCS - were formerly part of Alloy, Inc.’s Alloy Merchandising Group and are well-established, differentiated, lifestyle brands that generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current beliefs and expectations about the proposed spinoff and subscription rights offering. The proposed spinoff and subscription rights offering are subject to a number of uncertainties, conditions and approvals, including, without limitation, the above described registration statement being declared effective by the SEC, the receipt of all required regulatory approvals and other consents, the admittance for trading of dELiA*s, Inc. common stock on the Nasdaq National Market, and the receipt of certain legal, tax and solvency opinions, and there can be no assurance that the spinoff or the subscription rights offering will be completed as described or within the time periods outlined above.